UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)*


                             Metris Companies, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   591598 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                              Steven M. Peck, Esq.
                           Weil, Gotshal & Manges LLP
                               100 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 772-8300
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                                December 5, 2005
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 2 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THL EQUITY ADVISORS IV, LLC
                    I.R.S. IDENTIFICATION NO.                                       04-3399871
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  N/A

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- ------------------------------------------------------------


------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 3 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE EQUITY FUND IV, L.P.
                    I.R.S. IDENTIFICATION NO.                                       04-3399873
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 4 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE FOREIGN FUND IV, L.P.
                    I.R.S. IDENTIFICATION NO.                                       04-3417188
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 5 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE FOREIGN FUND IV-B, L.P.
                    I.R.S. IDENTIFICATION NO.                                       04-3471267
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 6 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          1997 THOMAS H. LEE NOMINEE TRUST
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 7 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          DAVID V. HARKINS
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 8 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THE 1995 HARKINS GIFT TRUST
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 9 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          SCOTT A. SCHOEN
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 10 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          C. HUNTER BOLL
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 11 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          SCOTT M. SPERLING
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                 PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------




------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 12 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          ANTHONY J. DINOVI
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 13 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS M. HAGERTY
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 14 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          WARREN C. SMITH, JR.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 15 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          SETH W. LAWRY
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 16 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          KENT R. WELDON
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 17 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          TERRENCE M. MULLEN
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 18 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          TODD M. ABBRECHT
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 19 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          CHARLES A. BRIZIUS
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 20 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          SCOTT JAECKEL
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 21 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          SOREN OBERG
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 22 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS R. SHEPHERD
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 23 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          WENDY L. MASLER
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 24 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          ANDREW D. FLASTER
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 25 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          KRISTINA A. WATTS
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 26 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          ROBERT SCHIFF LEE 1998 IRREVOCABLE TRUST
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 27 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          STEPHEN ZACHARY LEE
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 28 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          CHARLES ROBINS AS TRUSTEE FOR JESSEE ALBERT LEE
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 29 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          CHARLES W. ROBINS
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 30 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          JAMES WESTRA
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  PF

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 31 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THL INVESTMENT MANAGEMENT CORP.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  N/A

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          CO

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 32 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE CHARITABLE INVESTMENT L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 33 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP
                                                                       (F/K/A THL-CCI LIMITED PARTNERSHIP)
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- ------------------------------------------------------------



------------------------------ --------------------------------------- ------------ -----------------------------------------------
CUSIP No.                      591598 10 7                                 13D                       Page 34 of 38
------------------------------ --------------------------------------- ------------ -----------------------------------------------

------------------- -------------------------------------------------- ------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- -----------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                      (A) [_]
                                                                                                                           (B) [X]
------------------- ---------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- -------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  N/A

------------------- --------------------------------------------------------------------------------------------- -----------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                    [_]
------------------- -------------------------------------------------- ------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- -----------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- -----------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- -----------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- -----------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- -----------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- -----------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                     [ ]

------------------- --------------------------------------------------------------------------------------------- -----------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           N/A

------------------- -------------------------------------------------- ------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- ------------------------------------------------------------


                                  SCHEDULE 13D

         This Amendment No. 6 amends and supplements the statement on Schedule 13D of the Reporting Persons originally filed with the Securities Exchange Commission (the "SEC") on June 7, 1999 (the "Original Statement") and Amendment No. 1 filed on February 26, 2001 (the "First Amendment"), Amendment No. 2 filed on February 14, 2002 (the "Second Amendment"), Amendment No. 3 filed on February 14, 2003 (the "Third Amendment"), Amendment No. 4 filed on February 18, 2004 (the "Fourth Amendment") and Amendment No. 5, filed on August 4, 2004 (the "Fifth Amendment") each with respect to the shares of common stock, par value $.01 per share (the "Shares"), of Metris Companies Inc. (the "Issuer"). The Reporting Persons have not purchased any Shares or other securities of the Issuer since the filing of the original Schedule 13D.

         ITEM 1.  IDENTITY AND BACKGROUND.

         No additions to Item 1 of the Fifth Amendment.

         ITEM 2.  IDENTITY AND BACKGROUND.

         No additions to Item 2 of the Fifth Amendment, except that the address of each of the Reporting Persons is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts, 02110.

         ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No additions to Item 3 of the Fifth Amendment.

         ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 of the Fifth Amendment is hereby amended and supplemented by adding the following thereto:

         Pursuant to the adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 4, 2005, between Issuer, Parent and HSBC Corporation I, a Delaware corporation, HSBC Corporation I, a subsidiary of HSBC Finance Corporation, merged with and into Metris, with Metris surviving as a wholly owned subsidiary of HSBC Finance. Pursuant to the terms of the Merger Agreement and the transactions contemplated thereby, all Series C Perpetual Convertible Preferred Stock was converted to Common Stock and paid out by HSBC Finance.

         ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is no longer applicable.

         ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is no longer applicable.

         ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         None.

                                   Signatures

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.


Dated: December 5, 2005         THOMAS H. LEE EQUITY FUND IV, L.P.

                                By: THL Equity Advisors IV, LLC, its General
                                    Partner

                                By:  /s/ C. Hunter Boll
                                     -----------------------------------------
                                     Name: C. Hunter Boll
                                     Title: Managing Director


                                THOMAS H. LEE FOREIGN FUND IV, L.P.

                                By: THL Equity Advisors IV, LLC, its General
                                    Partner

                                By:  /s/ C. Hunter Boll
                                     -----------------------------------------
                                     Name: C. Hunter Boll
                                     Title: Managing Director


                                THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                By: THL Equity Advisors IV, LLC, its General
                                    Partner

                                By:  /s/ C. Hunter Boll
                                     -----------------------------------------
                                     Name: C. Hunter Boll
                                     Title: Managing Director


                                THL EQUITY ADVISORS IV, LLC

                                By:  /s/ C. Hunter Boll
                                     -----------------------------------------
                                     Name: C. Hunter Boll
                                     Title: Managing Director

                                Thomas H. Lee Investors Limited Partnership
                                (f/k/a THL-CCI Limited Partnership), THL
                                Investment Management Corp., Thomas H. Lee
                                Charitable Investment L.P., 1997 Thomas H. Lee Nominee Trust, David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth
                                W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott Jaeckel, Soren Oberg, Thomas R. Shepherd, Wendy
                                L. Masler, Andrew D. Flaster, Kristina A.
                                Watts, Robert Schiff Lee 1998 Irrevocable
                                Trust, Stephen Zachary Lee, Charles W. Robins as Trustee for Jesse Albert Lee, Charles W. Robins, James Westra

                                By: C. Hunter Boll, Attorney-in-fact for the
                                    above-named parties.

                                By:  /s/ C. Hunter Boll
                                     -----------------------------------------
                                     C. Hunter Boll,
                                     Attorney-in-fact




                                /s/ Thomas H. Lee
                                ----------------------------------------------
                                Thomas H. Lee